Exhibit 99

Date:            October 28, 2004

Contacts:     Christopher M. Jakubik, Vice President, Corporate Investor Relations, (617) 421-7968
                    Eric A. Kraus, Vice President, Corporate Communications, (617) 421-7194

GILLETTE REPORTS RECORD THIRD-QUARTER AND
NINE-MONTH RESULTS

        Boston -- The Gillette Company today reported record net sales, profit from operations, net income and diluted net income per share for the third quarter and first nine months of 2004. The strong results reflected excellent retail and consumer demand for Gillette's established products, strong interest in new offerings from its shaving, oral care and personal care businesses and heightened hurricane-related sales of its batteries in the U.S. The increase in profit resulted from trade-up to premium products in North America, Europe and developing markets, plus solid improvements in manufacturing productivity and reductions in overhead costs.

        Net sales for the third quarter rose 12 percent to $2.69 billion from $2.41 billion in the third quarter of 2003. Favorable foreign exchange, primarily in Europe, contributed 4 percentage points of the net sales gain. Solid growth was posted in Europe and in developing areas, like Russia, Turkey and Latin America, reflecting strength across core categories.

        Profit from operations for the quarter rose 14 percent to $689 million from $604 million the previous year. The higher profit reflected solid sales growth, driven by increased investment in advertising, significant overhead savings and improved operational efficiencies.

        Net income for the third quarter climbed 14 percent to $475 million from the prior year's $416 million, fueled by the strong operating results, lower net interest expense and a lower effective income tax rate, which decreased 1 percentage point from a year ago to 29 percent, the same as the prior six months.

        Diluted net income per common share rose 15 percent to 47 cents, up from 41 cents a year ago.

        For the nine months, net sales grew 11 percent to $7.37 billion, compared with $6.63 billion in 2003. Favorable foreign exchange, notably in Europe and Asia, contributed 5 percentage points of the net sales advance.

        Profit from operations for the first nine months climbed 25 percent to $1.86 billion from $1.49 billion in the previous year. Net income for the nine months was $1.28 billion, up 26 percent from $1.02 billion last year, or an increase of 27 percent to $1.26 from $0.99 in diluted net income per share.

        “Our momentum is strong,” said James M. Kilts, chairman, president and chief executive officer. "Our record third-quarter and nine-month results reflect the strong performance of our existing products plus the largest introduction of new products in recent years, including the successful launches of the M3Power and Venus Divine premium shaving systems, the dentist-inspired Professional Care 8000 power toothbrush, the Sonic Complete rechargeable toothbrush and Gillette Complete Skincare. Our world-class marketing programs like 'Brush Like a Dentist,' and 'The Best a Man Can Get' and our use of high-impact celebrities like the 'Gillette Young Guns' of NASCAR and David Beckham are generating brand recognition and sales across our product line.

        "We look forward to very strong results for the year, which should position us for another solid year in 2005," Mr. Kilts added.

        Results by business segment follow.

o	Blades and Razors net sales for the third quarter rose 7 percent to $1.11 billion from $1.03 billion for the same quarter last year. Profit from operations was up 5 percent to $434 million from $413 million last year. Results were driven by the launch of M3Power in the U.K., Germany and Japan, as well as trade up in developing markets to entry-level systems and premium disposables. Consumer offtake was strong in the third quarter with demand for Gillette's new M3Power and other premium systems driving a 6 percent increase in consumption in North America in the third quarter, versus last year. However, shipments in North America were lower than last year, due to the planned draw down of pipeline inventories of M3Power, Venus Divine and other products that were introduced in the first half. This reduction of pipeline inventories is expected to continue in the fourth quarter. The successful launch of Mach3Turbo Champion in the third quarter of last year also led to difficult comparisons with this year's results. On a global basis, the Mach3 family gained 1 point in dollar share of the global blade market in the quarter, driven by M3Power. In Latin America, the success of the Prestobarba Excel premium disposable drove the fourth consecutive quarter of blade share growth in that region and a 1.5-point increase in Gillette's dollar share of the global disposable razor segment. For the nine months, sales climbed 11 percent to $3.24 billion up from $2.93 billion, and profit from operations increased 13 percent to $1.27 billion from $1.12 billion.

o	Duracell net sales for the quarter rose 15 percent to $592 million from $514 million for the same quarter last year, and profit from operations increased 52 percent to $161 million from $106 million for the same period in 2003, driven by growth in all regions of the world. Net sales benefited from the inclusion of the Nanfu battery business in China, which was acquired in August 2003. In North America, the five storms that hit Florida and other parts of the Southeast helped drive overall sales growth. Duracell's alkaline dollar share declined more than 1 percentage point as it faced heightened promotional and give-away activity by high-end alkaline competition and aggressive promotion and increased distribution of low-priced, low-performance zinc batteries in North America. Profits benefited from both sales growth and ongoing manufacturing efficiencies. For the nine months, sales were up 10 percent to $1.46 billion from $1.33 billion for the same period last year and profit from operations rose 63 percent to $324 million from $199 million for last year.

o	Oral Care net sales for the quarter increased 27 percent to $418 million from $328 for last year, and profit from operations was $62 million, down from $64 million. The acquisitions of Rembrandt whitening products and Zooth character-based children's brushes during the year contributed to the sales advance. The strong sales growth also reflected a pipeline of new products, including the Professional Care 8000 premium rechargeable toothbrush that features speed control to enhance whole mouth care and Sonic Complete, the Company's first entry in the sonic category. Other successful new products include Advantage Artica manual toothbrush and Oral-B Rembrandt whitening strips and pen. The Company achieved a 1.5-point gain in its dollar share of the global brushing category, to 34.7 percent, with share gains in all segments -- manual, battery and rechargeable -- and in all regions of the world. The introduction of Professional Care 8000 and Sonic Complete, together with ongoing gains from Professional Care 7000, which features an interval timer, drove a 9-percentage-point increase in Oral-B´s dollar share of the U.S. rechargeable power brushing market, to 45 percent. Profit in the third quarter reflected the strong sales gain, balanced primarily by a significant increase in advertising to support strong new product programs. For the nine months, sales were up 16 percent to $1.09 billion from $939 million for the same period last year and profit from operations rose 11 percent to $185 million from $166 million in the prior year.

o	Braun net sales for the quarter increased 9 percent to $320 million from $293 million for the third quarter of 2003, and profit from operations was $22 million, even with a year ago. Sales benefited from strong demand for the SoftPerfection female epilator in Europe, Russia and Turkey. Sales also reflected initial shipments of the top-of-the-line Activator shaver in the U.S. and new youth CruZer shaver in the U.K. Profit was impacted by a $7 million increase in Functional Excellence-related costs, the Company's multi-year program to lower overhead and improve capabilities; a double-digit percentage increase in advertising; and currency-related increases in European-based manufacturing expenses. For the nine months, sales rose to $874 million, up 10 percent from $792 million for the same period last year, while profit from operations increased 53 percent to $66 million from $43 million in the previous year.

o	PersonalCare net sales for the quarter grew 7 percent to $253 million from $236 million for the corresponding period in 2003, and profit from operations rose 31 percent to $34 million from $26 million last year. Sales growth was paced by double-digit percentage gains in Europe and the Africa, Middle East and Eastern Europe (AMEE) region, driven by strong trade-up from foam shave preparations to premium gel-based shave preparations. Gillette's global leadership in shave preparations increased in key markets, including a 3.3-percentage-point dollar share increase in North America to 26.6 percent. Profit growth benefited from favorable product mix, manufacturing savings and level overhead costs. For the nine months, sales of $699 million increased 9 percent from $639 million for the same period last year, and profit from operations was up 42 percent to $71 million from $50 million, driven by growth in all regions behind strong shave preparations performance and new product introductions.

        The Company's cash flow from operations continued to be strong. Capital expenditures, at $379 million in the first nine months, were up from $218 million a year ago, due to investments to support new product programs and the realignment of the Company's European blade and razor manufacturing and distribution network.

        The Company's strong operating performance resulted in $1.30 billion in free cash flow* in the first nine months of 2004. During this period, the Company repurchased 19.3 million shares, at a cost of $775 million.

# # #

*	Free cash flow, defined as net cash provided by operating activities net of additions to and disposals of property, plant and equipment, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

This release contains “forward-looking statements” about the Company´s future performance. There are, however, a number of factors that can affect the Company´s future prospects and progress. These include, among other things, the acceptance of new products, economic conditions and the competitive market environment, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company´s 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.

The unaudited consolidated income statement data follow.
(Millions, except per share amounts)
                                                 Three Months Ended            Nine Months Ended
                                                      September 30                 September 30
                                                 ---------------------         ----------------------
                                                   2004         2003           2004             2003
                                                 ------         ------         ------          ------

Net Sales                                        $ 2,691        $ 2,405        $7,369          $6,630
                                                 =======        =======        ======          ======

Profit from Operations                           $   689        $   604        $1,855          $1,489
                                                 =======        =======        ======          ======

Income  before Income Taxes                      $   670        $   593        $1,801          $1,452
Income Taxes                                     $   195        $   177        $  524          $  435
                                                 -------        -------        ------          ------
Net Income                                       $   475        $   416        $1,277          $1,017
                                                 =======        =======        ======          ======

Net Income per
Common Share:
     Basic                                         $0.48          $0.41         $1.27           $0.99
     Assuming Full Dilution                        $0.47          $0.41         $1.26           $0.99

Average Number of Common Shares Outstanding:
    Basic                                            997          1,017         1,002           1,025
    Assuming Full Dilution                         1,006          1,019         1,009           1,027

The data reported above for the three and nine months ended September 30, 2004 and 2003, are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

# # #

The unaudited consolidated balance sheet data follow.
(Millions)

                                                     September 30,       December 31,       September 30,
                                                             2004                2003                2003
                                                     ------------        ------------       -------------

Cash and Cash Equivalents                                $  891             $  681              $  845
Net Trade Accounts Receivable                               970                920               1,249
Inventories                                               1,453              1,094               1,177
Other Current Assets                                        877                955                 954
Net Property, Plant and Equipment                         3,537              3,644               3,510
Other Assets, Including Goodwill and
     Intangibles                                          2,733              2,687               2,575
                                                          -----              -----               -----

Total Assets                                           $ 10,461            $ 9,981            $ 10,310
                                                       ========            =======            ========

Total Debt                                              $ 3,332            $ 3,312              $3,879
Other Current Liabilities                                 2,884              2,825               2,554
Other Noncurrent Liabilities                              1,666              1,620               1,678
Stockholders' Equity, before
   Treasury Stock                                        10,020              8,889               8,660
Treasury Stock                                           (7,441)            (6,665)             (6,461)
                                                         -------            -------             -------
Stockholders' Equity                                      2,579              2,224               2,199
                                                         -------            -------             -------
Total Liabilities and Stockholders'
   Equity                                              $ 10,461            $ 9,981            $ 10,310
                                                       =========           =======            ========

The data reported above for September 30, 2004 and 2003 are based on an unaudited balance sheets, and include all adjustments that the Company considers necessary for a fair presentation of financial position for these periods.

# # #

Free cash flow, defined as net cash provided by operating activities net of additions to and disposals of property, plant and equipment, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. A reconciliation of free cash flow to the increase in cash and cash equivalents in accordance with Generally Accepted Accounting Principles (GAAP) follows.

                                         Three Months Ended        Nine Months Ended
                                            September 30             September 30
                                       ------------------------ ------------------------
                                            2004      2003           2004       2003
                                       -------------------------------------------------

                                                     (millions)

Free Cash Flow                              $573       $617        $1,296      $1,512
Additions to property, plant and
equipment                                    151         86           379         218
Disposals of property, plant and
equipment                                    (14)        (5)          (44)        (28)
Net Cash Provided by Operating
Activities                                  $710       $698        $1,631      $1,702

Net Cash Used in Investing
Activities                                 $(138)     $(239)        $(450)      $(348)

Net Cash Used in Financing
Activities*                                $(326)     $(229)        $(969)    $(1,315)

Effect of Exchange Rate Changes on
Cash                                           1          1            (2)          5
Increase (Decrease) in Cash and
Cash Equivalents (GAAP basis)               $247       $231          $210         $44
                                            ====       ====          ====         ===

* Share repurchases of $420 million and $282 million were included in the three month periods ended September 30, 2004 and 2003, respectively. The nine month periods ended September 30, 2004 and 2003 include share repurchases of $775 million and $1.07 billion, respectively.

The data reported above are based on unaudited statements of cash flows, and include all adjustments that the Company considers necessary for a fair presentation of results for these periods.